Exhibit 99.1

January 25, 2011

Dear Colleagues:

Today, we filed with the SEC our audited financial statements for the fiscal year that ended January 31, 2010.  We are a step closer to becoming current in our SEC filing obligations and re-listing on Nasdaq and our focus is now on completing our financial statements for fiscal 2010.

In parallel, we have proactively resolved the potential working capital issues discussed last year.  We successfully executed the first phase of the business transformation, implemented a responsible company-wide spending policy, and sold land in Israel, our Ulticom subsidiary and a small portion of our Verint holdings, monetizing over $150 million of our assets.

These measures are combined with a plan to improve operating performance to achieve consistent and sustainable profitability and positive operating cash flow.  With these objectives in mind, we will soon be launching the second phase of our business transformation initiatives, which will lead to a new destination for Comverse, maximizing business performance, productivity and operational efficiency, and supporting re-investment into our most attractive market opportunities as well as employee development, training and knowledge enhancement.

The major focus for this business transformation will be the optimization of our product portfolio and the simplification of our structure leading us to become leaner, more agile and more responsive to our customers.  As we have discussed, these efforts will lead to a re-sized Comverse, one that will sustain leadership in the marketplace and deliver on our commitments to our customers in all of our domains, and take us to Comverse 3.0, a leader in BSS, leveraging the growth in mobile data.

In the coming weeks, led primarily by the business transformation team, there will be ongoing communication related to the implementation of this plan.

I am confident that this plan will strengthen our business and achieve our objective of sustained profitability and positive cash flow.  I know that each one of you will continue to focus on making our customers successful, improving our operational efficiency, and building business momentum through the end of this year and into fiscal 2011.

Thanks,

Andre Dahan